    EXHIBIT 4.1

CAPITAL PLAN

OF THE

FEDERAL HOME LOAN BANK OF CHICAGO

Amended and Restated November 16, 2020

    And Effective as of
    May 3, 2021

5078924

ii

CAPITAL PLAN
OF THE
FEDERAL HOME LOAN BANK OF CHICAGO

1. OVERVIEW

1.1    General

The Federal Home Loan Bank of Chicago (the “Bank”) establishes this Capital Plan to provide a capital structure for the Bank. This Capital Plan also helps ensure compliance with the Minimum Regulatory Capital Requirements and regulatory liquidity requirements, and is designed to facilitate the Bank’s cooperative business model.

This Capital Plan is governed by and subject to the Federal Home Loan Bank Act, as amended (12 U.S.C. 1421, et seq.) (the “Bank Act”), the regulations (the “Regulations”) of the Federal Housing Finance Agency, or any successor (the “FHFA”), the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended (the “Safety and Soundness Act”) and all orders, written agreements, advisory bulletins, and regulatory interpretations of the FHFA as may be applicable to the Bank from time to time (collectively, “Applicable Law”).

The Capital Plan takes into account the Applicable Law and is not intended to contradict any such provisions. If any statements contained in the Capital Plan conflict with the actual provisions of Applicable Law, as amended from time to time, the provisions of the Applicable Law will control.

The Board of Directors grants management the full power to administer and interpret this Capital Plan, unless otherwise required by Applicable Law or this Capital Plan. The Bank’s administration of this Capital Plan remains subject to the regulatory oversight of the FHFA.

1.2     Amendments

Before implementing any amendments to this Capital Plan, the Bank must obtain the approval of a majority of the Board of Directors, as well as the approval of the FHFA.

The Bank will provide at least 30 days prior written notice to its stockholders before any amendment becomes effective.
2. DEFINITIONS

“Acquired Member Assets” or “AMA” means assets that may be acquired by the Bank through its members under the MPF Program pursuant to the Regulations.

“Advance Percentage” means the percentage of a member’s or Former Member’s principal balance of advances outstanding, which is used to calculate the activity stock requirement. As described in this Capital Plan, the Board of Directors may adjust this percentage.

“AMA Percentage” means the percentage of a member’s or Former Member’s principal balance of Acquired Member Assets outstanding, which is used to calculate the activity stock requirement. As described in this Capital Plan, the Board of Directors may adjust this percentage.

“Applicable Law” means the Bank Act, the Regulations, and the Safety and Soundness Act, and the orders, written agreements, advisory bulletins, and regulatory interpretations of the FHFA as may be applicable to the Bank from time to time.

“Bank” means the Federal Home Loan Bank of Chicago.

“Bank Act” means the Federal Home Loan Bank Act, as amended from time to time (12 U.S.C. 1421, et seq.).

“Capital Plan” means the Capital Plan of the Bank, as amended and restated December 12, 2019, and effective as of July 1, 2020.

“Class B Stock” means capital stock issued by the Bank pursuant to this Capital Plan, which has a par value of $100 per share and is Redeemable in cash on five-years prior written notice to the Bank.

“Class B1 Stock” means the sub-class of Class B Stock that relates to the activity stock requirement and has features as assigned in this Capital Plan.

“Class B2 Stock” means the sub-class of Class B Stock that relates to the membership stock requirement and has features as assigned in this Capital Plan.

“DID Account” means the Daily Investment Deposit Account or similar successor transactions account.

“Excess” or “Excess Stock” is the amount of capital stock owned by a member or Former Member that is in excess of that member’s Minimum Investment Requirement under this Capital Plan.

“Former Member” means an institution, other than a member, that owns Class B Stock, and includes without limitation, (i) a former member that has withdrawn voluntarily from membership, (ii) a former member whose membership has been terminated as a result of a merger or consolidation into a nonmember, (iii) a former member whose membership has been terminated as a result of the relocation of its principal place of business, (iv) a former member whose membership has been terminated involuntarily, (v) a former member that has become subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law, (vi) any other successor in interest to a member or Former Member, and (vii) a newly chartered nonmember institution under the control of a conservator, or deposit insurance agency, that has acquired some or all of the assets and liabilities of a member or Former Member.

“FHFA” means the Federal Housing Finance Agency, or any successor.

“LC Percentage” means the percentage of the notional amount of all standby letters of credit outstanding on behalf of a member or Former Member, which is used to calculate the activity stock requirement. As described in this Capital Plan, the Board of Directors may adjust this percentage.

“Minimum Investment Requirement” is a member or Former Member’s required minimum investment in Class B Stock and is a dollar amount equal to whichever is greater: its membership stock requirement or its activity stock requirement.

“Minimum Regulatory Capital Requirements” means the amount of capital the Bank is required to hold in order to comply with Applicable Law.

“Mortgage Assets” means the sum of the aggregate unpaid principal balance of the following types of the member’s or Former Member’s home mortgage loan assets:

(1)loans, whether or not fully amortizing, or interests in such loans, which are each secured by a mortgage, deed of trust, or other security agreement that creates a first, second, or other junior lien on one of the following interests in property:

•one-to-four family property or multifamily property, in fee simple; or
•a leasehold on one-to-four family property or multifamily property under a lease of not less than 99 years that is renewable, or under a lease having a period of not less than 50 years to run from the date the mortgage was executed; and

(2)mortgage pass-through securities that represent an undivided ownership interest in:

◦long-term loans, provided that, at the time of issuance of the security, all of the loans meet the requirements of subsection (1) of this definition; or
◦a security that represents an undivided ownership interest in long-term loans, provided that, at the time of issuance of the security, all of the loans meet the requirements of subsection (1) of this definition;

provided, however, that Mortgage Assets as described in subsections (1) and (2) above do not include restricted mortgage assets which are held by the member to collateralize pay-through loans, agreements, securities, or mortgage-backed bonds or notes or similar assets, however described.

“Mortgage Asset Percentage” means the percentage of a member’s or Former Member’s Mortgage Assets, which is used to calculate the membership stock requirement. As described in this Capital Plan, the Board of Directors may adjust this percentage.

“MPF Program” means the Mortgage Partnership Finance program.

“Redeem or Redemption” means the acquisition by the Bank of outstanding Class B Stock at par value following the expiration of the applicable five-year redemption period pursuant to membership termination in accordance with Section 6 or a redemption notice in accordance with Section 5.1.

“Regulations” means the regulations of the FHFA, as amended from time to time.

“Repurchase” means the acquisition by the Bank, at its discretion, of Excess Stock at par value without regard to any applicable five-year Redemption period. The decision to repurchase Excess Stock rests with the Bank and cannot be compelled by a member or Former Member.
“Safety and Soundness Act” means the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended.

3. CAPITAL STRUCTURE

3.1    Authorized Capital Stock

The Bank is authorized to issue two subclasses of Class B Stock: Class B1 Stock and Class B2 Stock. The Bank’s Class B Stock may only be issued to, and held by, members and Former Members. The Bank will issue stock in book-entry form and will act as the transfer agent for all stock transactions. The Bank will not issue stock other than in accordance with 12 C.F.R. 1277.21.

All Class B Stock has a par value of $100 per share. All Class B Stock must be issued, transferred, Redeemed and Repurchased at par value, and in accordance with this Capital Plan and Applicable Law.

Class B Stock is Redeemable in cash with five-years prior written notice from a member or Former Member to the Bank, as described in this Capital Plan.

3.2     Retained Earnings

Class B stockholders own the retained earnings, paid-in surplus, undivided profits, and equity reserves (if any) of the Bank in proportion to each stockholder’s share of the total outstanding shares of Class B Stock. The only way for stockholders to receive a portion of these items is by dividend payments or capital distributions authorized by the Board of Directors, or upon the liquidation of the Bank.

3.3     Preference in Liquidation, Consolidation, or Merger of the Bank

If the Bank is liquidated, payments will be made as follows, to the extent there are sufficient funds:

•first, to pay off outstanding liabilities to the Bank’s creditors,
•second, to redeem Class B Stock at par value, on a pro-rata basis among all stockholders of both subclasses, and
•finally, any remaining assets will be distributed on a pro-rata basis among all stockholders of both subclasses.

If the Bank merges or consolidates into another Federal Home Loan Bank, or vice versa, Class B stockholders will be subject to the terms and conditions contained in the plan of merger and/or the terms established or approved by the FHFA.

No part of this Capital Plan will be construed to limit the authority granted to the FHFA under the Bank Act or the Safety and Soundness Act to prescribe rules, regulations or orders governing the liquidation, reorganization, or merger of a Federal Home Loan Bank.

4. CAPITAL STOCK INVESTMENT

4.1    Minimum Investment Requirement & Classification of Class B Stock

Each member (and, if applicable, Former Member) is required to purchase and maintain a minimum investment in Class B Stock (the “Minimum Investment Requirement”). This Minimum Investment Requirement is a dollar amount equal to whichever is greater:

•the member’s or Former Member’s membership stock requirement (as described in Section 4.2) or
•the member’s or Former Member’s activity stock requirement (as described in Section 4.3).

A member or Former Member must meet the Minimum Investment Requirement by holding any combination of Class B1 Stock and/or Class B2 Stock as determined below:

•if a member has no activity with the Bank which results in an activity stock requirement of zero, the member will hold only Class B2 Stock, or
•if a member has activity with the Bank which results in an activity stock requirement greater than zero, the member will hold:
◦Class B1 Stock in an amount equal to the member’s activity stock requirement, plus
◦any additional amount of Class B2 Stock that may be necessary for the total amount of Class B Stock held to equal the member’s Minimum Investment Requirement.

Class B1 Stock and/or Class B2 Stock held by a member or Former Member to meet the Minimum Investment Requirement will be reclassified as follows:

•as needed, the Bank will reclassify Class B2 Stock into Class B1 Stock if a member needs additional shares of Class B1 Stock because of an increase in its activity stock requirement, and
•at the end of each Bank business day, the Bank will reclassify Class B1 Stock into Class B2 Stock to the extent that the member or Former Member holds Class B1 Stock in excess of the activity stock requirement.

A member that does not own enough Class B1 Stock to satisfy an increase in its Minimum Investment Requirement as a result of an increased activity stock requirement (including after any reclassification of shares as discussed directly above) must purchase an amount of additional shares of Class B1 Stock that is sufficient to satisfy the activity stock requirement.

A member or Former Member that does not own enough Class B2 Stock to satisfy an increase in its Minimum Investment Requirement as a result of an increased membership stock requirement (including after any reclassification of shares as discussed directly above) must purchase an amount of additional shares of Class B2 Stock that is sufficient to satisfy the increased Minimum Investment Requirement.

Any Excess Stock held by a member or Former Member will be classified as Class B2 Stock.

Withdrawing members and Former Members must continue to maintain the Minimum Investment Requirement to the extent required by Applicable Law and Section 6 of this Capital Plan.

4.2    Membership Stock Requirement

A member’s (or, as applicable, a Former Member’s) membership stock requirement is a dollar amount equal to whichever is greater:

•a percentage (the “Mortgage Assets Percentage”) of a member’s Mortgage Assets as of December 31 of the prior year, or

•$10,000.

The Board of Directors is authorized to adjust from time to time the Mortgage Assets Percentage between 0.20% and 1%.

The membership stock requirement for any one member or Former Member will not exceed a maximum amount, which will be set by the Board of Directors between $1 million and $25 million.

4.3    Activity Stock Requirement

A member’s (or, as applicable, a Former Member’s) activity stock requirement is a dollar amount equal to the sum of:

•a percentage (“Advance Percentage”) of a member’s principal balance of advances outstanding,
•a percentage (“AMA Percentage”) of a member’s outstanding principal balance of Acquired Member Assets, and
•a percentage (“LC Percentage”) of the notional amount of all standby letters of credit outstanding on behalf of a member.

The Board of Directors is authorized to adjust the generally applicable Advance Percentage between 4% and 5%. At the discretion of the Board of Directors, any changes to the Advance Percentage may be applied prospectively to new advances and/or retroactively to existing advances.

Additionally, the Board of Directors may from time to time offer to all members a separate reduced Advance Percentage between 2% and 5%. Any separate reduced Advance Percentage may be established for an indefinite period of time, or a specific period of time, at the discretion of the Board of Directors. A separate reduced Advance Percentage may be applied to a particular category of advances (including particular advance product offering, advances with particular maturities or other features, new advances for a maximum aggregate amount, or such other criteria as the Board of Directors may determine).

The Board of Directors is authorized to adjust the AMA Percentage from time to time between 0% and 5%. The first time the Board of Directors authorizes a non-zero AMA Percentage, the percentage will only apply to Acquired Member Assets acquired pursuant to master commitments executed after the date that the percentage becomes effective, as may be determined by the Board of Directors and communicated to members. Thereafter, at the discretion of the Board of Directors, any changes to the AMA Percentage may be applied prospectively to new Acquired Member Assets and/or retroactively to other Acquired Member Assets acquired under master commitments executed after the initial non-zero AMA Percentage took effect.

The Board of Directors is authorized to adjust the LC Percentage from time to time between 0.10% and 2%. The first time the Board of Directors authorizes a non-zero LC Percentage, the percentage will only apply to future standby letters of credit that are issued or renewed after the date that the percentage becomes effective, as may be determined by the Board of Directors and communicated to members. Thereafter, at the discretion of the Board of Directors, any changes to the LC Percentage may be applied prospectively to new standby letters of credits and/or retroactively to other standby letters of credit that were issued or renewed after the initial non-zero LC percentage took effect.

4.4    Annual Membership Stock Requirement Recalculations and Continuous Activity Stock Requirement Recalculations

Annually, the Bank will recalculate the membership stock requirement using a member’s (and, if applicable, a Former Member’s) financial data from the preceding December 31. The Bank will give each member (and, if applicable, a Former Member) prior notice before the effective date of any change to its Minimum Investment Requirement based on a recalculation of the membership stock requirement. If a member or Former Member is required to purchase additional Class B Stock as a result of the Bank’s recalculation, the member has at least 10 days but not more than 30 days following receipt of notice from the Bank to purchase the additional stock.

The activity stock requirement is calculated on a continuous basis, and will change as the member’s or Former Member’s activity with the Bank changes. To access any product or program which is subject to the activity stock requirement, a member must comply with the Minimum Investment Requirement. For as long as a member or Former Member has a product or activity outstanding that is subject to the activity stock requirement, the member must continue to comply with the Minimum Investment Requirement (including periods beyond membership termination).

If a member or Former Member must purchase additional stock to meet the Minimum Investment Requirement, the Bank will debit the cost from the member’s DID Account.

4.5    Periodic Review of Capital Plan and Minimum Investment Requirement

The Board of Directors will review this Capital Plan at least annually to ensure the Bank’s continued compliance with the Minimum Regulatory Capital Requirements. During the annual review, the Board of Directors will consider whether any component of the Minimum Investment Requirement should be modified.

The Board of Directors may adjust the percentages and/or dollar amounts used to determine the Minimum Investment Requirement within the ranges set forth in this Capital Plan without the approval of the FHFA. If the Board of Directors adjusts the percentages and/or dollar amounts used to determine the Minimum Investment Requirement, the Bank will give at least 30 days’ prior notice to all members (and, as applicable, Former Members) of any changes to the Minimum Investment Requirement. Such notice, in addition to announcing any new requirements, will specify the effective date of the change (which may be retroactive, immediate, or prospective, as permitted by this Plan) and the conditions under which the change will take place. Each member (and, as applicable, Former Member) must promptly comply with any modifications to the Minimum Investment Requirement no later than the date specified in the notice.

The Bank has the discretion, upon member request, to permit a member up to an additional six months to comply with any new membership stock requirement, so long as all members similarly situated with such requests are treated similarly with respect to the additional time.

4.6    Dividends on Capital Stock

The Board of Directors may declare dividends to be paid in cash, stock, or any combination of cash and stock. The Board of Directors may declare the same dividend rate or different dividend rates for Class B1

Stock and Class B2 Stock, so long as the rate for Class B1 Stock is always equal to or greater than the rate for Class B2 Stock.

As long as a stockholder owns Class B Stock during the applicable period for which a dividend is declared, that stockholder will be entitled to any related dividends. Dividend payments will be calculated on the basis of the daily weighted average number of shares owned during the period for which a dividend is declared based on end-of-day accounts for each subclass of stock. Dividend payment calculations take into consideration both the number and subclass of shares owned and the length of time such shares were owned.

Dividends may only be paid out of previously retained earnings or current net earnings, where net earnings will equal net income under GAAP. The Board of Directors may not declare or pay any dividends if the Bank is not in compliance with any regulatory capital requirement or would not be in compliance with any such requirement after paying a dividend. Any declaration or payment of dividends is subject to the Bank’s compliance with Applicable Law, including the Minimum Regulatory Capital Requirements, both before and after payment. Any declaration or payment of dividends will also be subject to the Bank’s Retained Earnings and Dividend Policy and the sole discretion of the Board of Directors. Dividends declared on Class B Stock will be non-cumulative. All Class B Stock will share in any dividends without preference with respect to payment obligations for one subclass over another.

4.7     Voting Rights

Members (and, as applicable, Former Members) are entitled to vote their Class B Stock for each member directorship in their state and for each independent directorship that is to be filled in an election, as described in the Applicable Law. Members are also entitled to vote in connection with other matters as authorized or required by Applicable Law in existence at the time of such event.

Unless a Former Member has been involuntarily terminated as a member at the time of voting, any Former Member that was a member as of the preceding December 31 may vote in the immediately following election for directors.

In each election for a director, a member (and, as applicable, Former Member) may cast one vote for each share of Class B Stock supporting the Minimum Investment Requirement as of the preceding December 31. However, the number of votes any member (and, as applicable, Former Member) may cast is capped at the average number of shares of Bank stock required to be held as of the preceding December 31 by all members located in the same state. Excess Stock is not voting stock and a member (and, as applicable, Former Member) cannot cast votes based on these shares.

5. REDEMPTIONS, REPURCHASES, AND TRANSFERS

This Section 5 outlines the process for the Redemption, Repurchase, and transfer of Class B Stock. Section 5 also includes a description of the regulatory and statutory limitations on stock Redemption and Repurchase.

5.1    Stock Redemption

Redemptions in connection with membership termination are discussed in Section 6. A stock Redemption notice under this Section 5.1 is distinct from a membership withdrawal request under Section 6.2.

A member or Former Member may request that the Bank Redeem its shares of Class B Stock by providing written notice to the Bank. The five-year Redemption period begins on the date the Bank receives the stock Redemption notice.

A member’s or Former Member’s stock Redemption notice must be in a form acceptable to the Bank, and it must detail the amount of stock to be Redeemed.

If a member or Former Member requests the Redemption of more Class B Stock than it actually holds, the Bank will:

•automatically reduce the amount of stock subject to the stock Redemption notice to the amount of stock actually held by the member or Former Member, and
•if a member or Former Member has more than one stock Redemption notice outstanding, apply any such reduction first to the most recently received stock Redemption notice unless specified otherwise by the member in writing within 30 days of the reduction.

If a stock Redemption will cause a member (whose membership has not been terminated) to fall out of compliance with the Minimum Investment Requirement, as calculated within five business days from the end of the five-year Redemption period, the member will be deemed to have voluntarily cancelled the stock Redemption notice relating to any stock supporting the Minimum Investment Requirement, and the Bank will assess a fee as described in Section 5.2.

At the expiration of a five-year Redemption period, the Bank will pay in cash the stated par value of any Class B Stock covered by a stock Redemption notice as long as the stock is not required to meet a member’s or Former Member’s Minimum Investment Requirement in effect at the time. The Class B Stock to be Redeemed under a Redemption notice will be determined as of the date of Redemption. The cash payment will be deposited into a member’s or Former Member’s DID Account.

The Bank may retain possession of the proceeds of a Redemption, may retain its security interest on such proceeds, and will be entitled to the benefits of its status as a secured creditor with respect to such proceeds, if the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligation of a member or Former Member. The Bank may hold the proceeds until all such obligations have been satisfied, or the anticipated deficiency is resolved, to the Bank’s satisfaction.

Nothing in this section will preclude the Bank from Repurchasing Excess Stock in accordance with Section 5.3 (including stock for which a stock Redemption notice has been submitted).
5.2    Cancellation of Stock Redemption Notice

At any time before the expiration of the five-year Redemption period, a member or Former Member may cancel in whole or in part a stock Redemption notice. Unless a member or Former Member cancels a stock Redemption notice within 30 days of the Bank’s receipt of the notice, it must pay a cancellation fee assessed as follows:

Cancellation Notice Received:	Cancellation Fee Payable:
At least 31 days but less than one year after receipt of Redemption request	1% of the par value of stock subject to cancellation notice
At least one but less than two years after receipt of Redemption request	2% of the par value of stock subject to cancellation notice
At least two but less than three years after receipt of Redemption request	3% of the par value of stock subject to cancellation notice
At least three but less than four years after receipt of Redemption request	4% of the par value of stock subject to cancellation notice
Four or more years after receipt of Redemption request	5% of the par value of stock subject to cancellation notice

The Board of Directors has the discretion to cancel, waive, or suspend any cancellation fee. In addition, the Board of Directors may adjust the cancellation fees, so long as these fees are not set at an amount greater than the percentages set forth above. Any such cancellation, waiver or suspension of the fees described above will be applied equally to all similarly situated members.

5.3    Repurchase of Excess Stock

The Bank may Repurchase Excess Stock at any time without regard to a five-year Redemption period.

Excess Stock Repurchases may be initiated by the Bank or requested by a member or Former Member, but the decision to Repurchase Excess Stock is within the Bank’s sole discretion and cannot be compelled by a member or Former Member. The Bank will determine the criteria, terms and conditions for Repurchases, and all Repurchases are subject to the Bank Act, the Regulations, and the Bank’s Redemption and Repurchase Guidelines (as may be amended from time to time).

The Bank will provide at least three days prior notice to all members (and, as applicable, Former Members) before any single or recurring Bank-initiated Repurchase. Bank-initiated Repurchases will be executed on a pro-rata basis, or as provided in the Bank’s Redemption and Repurchase Guidelines.

5.4    Repurchases While Redemption Requests Outstanding

If a member or Former Member has one or more Redemption requests outstanding at a time when the Bank chooses to Repurchase Excess Stock, the Bank will Repurchase Excess Stock in the following order, as necessary and as determined as of the date of Repurchase:

•first, the Bank will Repurchase shares of Excess Class B2 Stock that are subject to a Redemption request, and
•second, the Bank will Repurchase all other shares of Excess Class B2 Stock.

Any Repurchase of a member’s or Former Member’s Excess Stock that is also subject to a Redemption request will automatically reduce the amount of the stock subject to such Redemption request.

The Repurchase of Excess Stock pursuant to this section will not be subject to any Redemption cancellation fees.

5.5    Limitations on Redemption or Repurchase of Capital Stock

There are certain statutory and regulatory limitations on the Redemption and Repurchase of Bank stock. The Bank will not Redeem or Repurchase any of its stock if it would cause the Bank to be out of compliance with any of the Minimum Regulatory Capital Requirements or if it would cause a member or Former Member to be out of compliance with the Minimum Investment Requirement.

Additionally, the Bank will not Redeem or Repurchase any stock without prior written approval from the FHFA if the FHFA or the Board of Directors has determined that the Bank has incurred (or is likely to incur) losses that result in (or are likely to result in) charges against the Bank’s capital, as described in the Regulations. This prohibition will apply even if the Bank is in compliance with the Minimum Regulatory Capital Requirements, and will remain in effect for as long as the Bank continues to incur such charges or until the FHFA determines that such charges are not expected to continue.

With the approval of the Board of Directors (or one of its committees), the Bank will suspend the Redemption of stock if the Bank reasonably believes that continuing to Redeem stock would:

•cause the Bank to fail to meet the Minimum Regulatory Capital Requirements,
•prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in the Minimum Regulatory Capital Requirements, or
•otherwise prevent the Bank from operating in a safe and sound manner.

The Bank will comply with the requirements of the Regulations with respect to stock Redemption suspensions.

Sections 5.1 and 6.1 set forth scenarios where the Bank may continue to hold the proceeds of a member’s or Former Member’s stock Redemption.

5.6    Pro-Rata Allocation of Redemption Requests

If at any time more than one member or Former Member has an outstanding Redemption request, and the Bank cannot meet such requests when due without falling out of compliance with this Capital Plan or Applicable Law, then the Bank will fulfill such requests to the extent the Bank is legally able to do so in the following manner:

•first, the Bank will fulfill the Redemption requests due with the earliest request date until fully satisfied, with any requests made on the same date to be fulfilled on a pro-rata basis if the Bank is not able to fully satisfy all such requests, and
•then, the Bank will fulfill Redemption requests due based on the next earliest date of the requests in the same manner, and continuing in that order until all such Redemption requests have been fulfilled.

5.7    Retirement of Capital Stock Pursuant to Redemption or Repurchase

Class B Stock that is Redeemed or Repurchased by the Bank will be retired.

5.8    Capital Stock Transfers and Trades

The Bank’s stock may only be traded among the Bank, its members, and Former Members.

With the Bank’s prior approval, a member or Former Member may transfer any Excess Class B Stock to another member or to an institution that has satisfied all conditions to become a member (other than the stock purchase requirement).

All transfers between members (including Former Members and institutions approved for membership) must be at par value and will become effective when recorded in the Bank’s books and records. The Bank does not currently intend to assess any administrative fees for such transfers, but the Board of Directors reserves the right to assess such fees, as appropriate, to cover the Bank’s costs associated with such transfers. The Bank will provide at least 30 days notice prior to instituting any such fees.

A member or Former Member may transfer shares of Excess Stock that are subject to a stock Redemption notice, but the Redemption notice with respect to those shares will be deemed cancelled and subject to a cancellation fee as described in Section 5.2. This cancellation will not affect shares of stock covered by the same Redemption notice that are not transferred.

For purposes of this section, stock transfers occurring in connection with mergers or consolidations are deemed approved by the Bank as of the date of the cancellation of the Former Member’s charter.

6. MEMBERSHIP TERMINATION

Members may voluntarily withdraw from membership. Separately, the Board of Directors has the authority to involuntarily terminate a member’s membership under certain conditions specified in the Bank Act and the Regulations. Membership may also be terminated through the merger or consolidation of a member or through a relocation of a member’s principal place of business outside of the Bank’s district.

The effective date of membership termination and the treatment of a member or Former Member’s Class B Stock depends on the type of termination, as outlined in this section.

6.1    General Membership Termination Provisions
The Bank will determine an orderly manner for liquidating the outstanding indebtedness (including advances and claims resulting from prepayment of advances prior to their stated maturity) owed by a Former Member or member whose membership will be terminated, and for settling all other claims against such member. After the expiration of any applicable Redemption period, the Bank will Redeem any remaining Class B stock. However, if any product or program subject to an activity stock requirement remains outstanding beyond expiration of the applicable stock Redemption period, the Bank will not Redeem stock to the extent the member’s or Former Member’s outstanding stock will fall below the Minimum Investment Requirement.

If a member or Former Member has any outstanding obligations to the Bank that are not subject to the Minimum Investment Requirement, or there exists any other claims of the Bank against the member or Former Member that have not been paid in full or otherwise settled, then upon the expiration of any applicable Redemption periods, the Bank will Redeem the remaining stock of such member. However, the Bank may retain possession of the proceeds of the Redemption, may retain its security interest on such proceeds, and will be entitled to all of the benefits of its status as a secured creditor with respect to such proceeds if the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligation of a member or Former Member. The Bank may hold the proceeds until all such obligations have been satisfied, or the anticipated deficiency is resolved, to the Bank’s satisfaction.

Stock held by a member or Former Member will not be deemed to be Excess Stock solely by virtue of the submission of its intent to withdraw from membership or the termination of its membership in any other manner. Any Excess Stock may be Repurchased by the Bank in its sole discretion at any time during and after the five-year stock Redemption period.

All Repurchases and Redemptions described in this Section 6 are subject to the statutory and regulatory limitations set forth in Section 5.5.

6.2     Voluntary Withdrawal by a Member

6.2.1    Membership Termination Trigger and Effective Date

•A member may withdraw from membership by providing the Bank with prior written notice.
•Membership is terminated at the end of the five-year period following the Bank’s receipt of the notice of withdrawal.

6.2.2    Access to Bank Products and Services

•Before membership termination, a withdrawing member will be entitled to all membership benefits, but the Bank will not be obligated to provide services or products (including advances) that would mature after membership termination.
•Before membership termination, a withdrawing member will be subject to all obligations of membership.

6.2.3    Minimum Investment Requirement

•During the five-year period following receipt of the withdrawal notice by the Bank, and, if applicable, after membership termination, the member (and, if applicable, Former Member) must comply with the Minimum Investment Requirement.
•However, unless the member engages in new advance, MPF Program, or standby letter of credit activity as described below, while a withdrawal notice is pending the member will not:
◦be subject to any increase in the applicable percentages used to calculate its membership stock requirement or its activity stock requirement,
◦be subject to any increases in the applicable cap for the membership stock requirement, or
◦be required to purchase additional stock based upon any changes to the amount of its Mortgage Assets.

•Immediately upon initiating any new advance, MPF Program, or standby letter of credit activity while a withdrawal notice is pending, the member will:
◦become subject to any then-existing percentages applicable to the membership and activity stock requirement and membership stock requirement caps (and must purchase stock to meet those requirements as necessary, including any additional stock based on changes to its Mortgage Assets as of the immediately preceding annual membership stock requirement recalculation), and
◦be subject to any future increases in these applicable percentages and caps for as long as any advance, MPF Program, or standby letter of credit activity with the Bank remains outstanding.

6.2.4    Stock Redemption

•A withdrawal notice constitutes a five-year stock Redemption notice for all stock held by a member at the time the Bank receives the notice.
◦If after having given the Bank a withdrawal notice, a member acquires additional stock, the five-year Redemption period for the newly-acquired stock will begin automatically on the date of acquisition. Notwithstanding anything to the contrary in this section, the newly-acquired stock will be Redeemable only at the end of its respective five-year Redemption period in accordance with Section 5.1.
•At the expiration of the five-year Redemption period following receipt of the withdrawal notice, a member’s membership stock requirement will be zero and the Bank will Redeem a member’s Class B Stock subject to the withdrawal notice. However, if there remains any outstanding products or programs which are subject to the activity stock requirement, the Former Member remains subject to the Minimum Investment Requirement and the Bank will not Redeem or Repurchase stock to the extent the Former Member’s outstanding stock will fall below such requirement.

6.2.5    Cancellation of Withdrawal Notice

•A member may cancel a notice of withdrawal before membership termination by giving written notice to the Bank. The cancellation will be subject to a fee as described in Section 5.2.
•Upon the Bank’s receipt of a member’s withdrawal cancellation notice, the member will become subject to:
◦any then-existing percentages applicable for membership and activity stock requirements and membership stock requirement caps (and must purchase stock to meet those requirements as necessary, including any additional stock based on changes to its Mortgage Assets as of the immediately preceding annual membership stock requirement recalculation), and
◦any future increases in these applicable percentages and caps.

6.3    Involuntary Termination of Membership
6.3.1    Membership Termination Trigger and Effective Date

•The Bank Act and the Regulations permit the Board of Directors to involuntarily terminate membership under certain specified conditions.
•Involuntary termination is effective on the date the Board of Directors acts to terminate membership.

6.3.2    Access to Bank Products and Services

Immediately upon involuntary termination, a Former Member will lose all rights to the benefits of Bank membership, other than the right to receive dividends declared on its Class B Stock during the five-year Redemption period.

6.3.3    Minimum Investment Requirement

•The Former Member remains subject to the Minimum Investment Requirement until the expiration of the five-year stock Redemption period, or a longer period if there remains any outstanding products or programs subject to the activity stock requirement. However, the Former Member will not:
◦be subject to any increase in the applicable percentages used to calculate the membership stock requirement or the activity stock requirement,
◦be subject to any increases in the applicable cap for the membership stock requirement, or
◦be required to purchase additional stock based upon any changes to the amount of its Mortgage Assets.

6.3.4    Stock Redemption

•The five-year stock Redemption period begins on the date of membership termination for stock not already subject to a stock Redemption notice.
•Except as noted below, at the expiration of the five-year Redemption period, the Bank will Redeem the applicable Class B Stock. However, if there remains any outstanding products or programs which are subject to the activity stock requirement, the Former Member remains subject to the Minimum Investment Requirement and the Bank will not Redeem or Repurchase stock to the extent the Former Member’s outstanding stock will fall below such requirement.

6.3.5    Receiverships or Conservatorships or Voluntary Dissolution

•Notwithstanding any other provision in this Capital Plan, in the event:
◦a receiver or conservator has been appointed for a member and there is no institution acquiring the member’s Bank assets and obligations, or the member has acted to voluntarily dissolve or liquidate itself, and
◦the Board of Directors has terminated the member’s membership, then the Former Member’s membership stock requirement will immediately reduce to zero. Accordingly, any resulting Excess Stock held by the Former Member will be subject to discretionary Repurchase by the Bank.

6.3.6    Failure to Meet Statutory or Regulatory Membership Requirements

•Notwithstanding any other provision in this Capital Plan, in the event:
◦a member otherwise fails to satisfy any statutory or regulatory eligibility requirements for Bank membership, and
◦the Board of Directors has terminated the Former Member’s membership, or such membership is terminated by operation of law, then the Former Member’s membership stock requirement will reduce to zero on the date the Bank conducts its next annual membership stock requirement recalculation. Accordingly, after such date, any resulting Excess Stock held by the Former Member will be subject to discretionary Repurchase by the Bank.

6.4    Termination by Consolidation or Merger

6.4.1    Membership Termination Trigger and Effective Date

A member that has consolidated or merged within and into another institution (including transactions occurring as part of a receivership or conservatorship, where the acquiring institution has acquired the assets and liabilities of the member, including the Bank assets and obligations) will have its membership terminated on the date of its charter cancellation.

6.4.2    Access to Bank Products and Services

•Unless the acquiring institution is a Bank member, the acquiring institution will have no rights to the benefits of Bank membership, beyond the right to receive dividends earned prior to the Repurchase or Redemption of its stock and to exercise any voting right it acquired because the Former Member was a member of the Bank as of the most recent record date for director elections.
•If the acquiring institution is eligible and intends to become a member of the Bank, it must provide notice and submit an application for membership in accordance with the Regulations. If the acquiring institution is approved for membership, it must purchase the appropriate amount of Class B Stock (minus any Class B Stock received from the disappearing member) to satisfy the Minimum Investment Requirement.

6.4.3    Minimum Investment Requirement

•If the acquiring institution is a Bank member, on the date the disappearing member’s charter is cancelled:
◦the acquiring member’s activity stock requirement will be recalculated to include the applicable products or programs acquired from the disappearing member,
◦the disappearing member’s membership stock requirement will be added to the acquiring member’s membership stock requirement, and

◦any outstanding stock Redemption notices from the disappearing member will remain in effect.
•If the acquiring institution is a non-member who does not apply for membership or who is ineligible for membership:
◦the acquiring institution remains subject to the Minimum Investment Requirement of the Former Member until the expiration of the five-year stock Redemption period, or a longer period if there remains any outstanding products or programs subject to the activity stock requirement. However, the acquiring institution will not:
▪be subject to any increase in the applicable percentages used to calculate the membership stock requirement or the activity stock requirement,
▪be subject to any increases in the applicable cap for the membership stock requirement, or
▪be required to purchase additional stock based upon any changes to the amount of its Mortgage Assets.
◦notwithstanding any other provision in this Capital Plan, at any time after 30 days subsequent to membership termination, the Bank has the discretion to recalculate the membership stock requirement based solely on Mortgage Assets and using zero as the amount of the Mortgage Assets held by the corporate entity that had formerly been its member. Accordingly, if such recalculation occurs, any resulting Excess Stock held by the Former Member will be subject to discretionary Repurchase by the Bank.

6.4.4    Stock Transfer or Stock Redemption

•If the acquiring institution is a Bank member, on the date the disappearing member’s charter is cancelled the stock of the disappearing member will be transferred to the acquiring member.
•If the acquiring institution is a non-member who does not apply for membership or who is ineligible for membership, the stock of the disappearing member will be transferred to the acquiring institution, and:
◦the five-year Redemption period for stock not already subject to a stock Redemption notice begins on the date of membership termination, and
◦at the expiration of the five-year Redemption period, the Bank will Redeem the applicable Class B Stock. However, if there remains any outstanding products or programs which are subject to the activity stock requirement, the acquiring institution remains subject to the Minimum Investment Requirement and Bank will not Redeem or Repurchase stock to the extent the acquiring institution’s outstanding stock will fall below such requirement.

6.5    Termination by Relocation of Principal Place of Business

6.5.1    Membership Termination Trigger and Effective Date

•A member who relocates its principal place of business to another Federal Home Loan Bank district and joins that other Federal Home Loan Bank will have its membership terminated on the date on which the transfer of membership becomes effective.
•A Former Member that relocates its principal place of business to another district but does not become a member of another Federal Home Loan Bank will be treated as a Former Member who failed to meet statutory or regulatory membership requirements in accordance with Section 6.3.

6.5.2    Access to Bank Products and Services

A Former Member who has relocated its principal place of business outside the Bank’s district and joined another Federal Home Loan Bank will not have any rights to the benefits of Bank membership, beyond the right to receive dividends earned prior to the Repurchase or Redemption of its stock and to exercise any voting right it acquired because it was a member of the Bank as of the most recent record date for director elections.

6.5.3    Minimum Investment Requirement

•The membership stock requirement for a Former Member that relocates and transfers its membership to another Federal Home Loan Bank will reduce to zero on the date it becomes a member of that other Federal Home Loan Bank. Accordingly, after such date, any resulting Excess Stock held by the Former Member will be subject to discretionary Repurchase by the Bank.
•However, if there remains any outstanding products or programs subject to the activity stock requirement, the Former Member remains subject to the Minimum Investment Requirement for so long as the product or program remains outstanding. However, the Former Member will not be subject to any increase in the applicable percentages used to calculate its activity stock requirement.

6.5.4    Stock Redemption

•The five-year Redemption period for stock not already subject to a stock Redemption notice begins on the date of membership termination.
•At the expiration of the five-year Redemption period, the Bank will Redeem all applicable Class B Stock. However, if there remains any outstanding products or programs which are subject to the activity stock requirement, the Former Member remains subject to the Minimum Investment Requirement and Bank will not Redeem or Repurchase stock to the extent the Former Member’s outstanding stock will fall below such requirement.

7. SPECIAL PROVISIONS REGARDING RESTRICTED RETAINED EARNINGS ACCOUNT

The following provisions are included in this Capital Plan in connection with the Joint Capital Enhancement Agreement adopted by the Federal Home Loan Banks. The general purpose of the Joint Capital Enhancement Agreement is to enhance the capital position of each Federal Home Loan Bank by allocating a portion of each Federal Home Loan Bank’s earnings into a separate restricted earnings account at such Federal Home Loan Bank.

7.1    Implementation of Restricted Retained Earnings Account

The provisions of Sections 7.1 through 7.5 will become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between Sections 7.1 through 7.5 and the remainder of this Capital Plan, the applicable terms of Sections 7.1 through 7.5 will govern, and will be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan

7.2    Definitions Applicable to Sections 7.1 through 7.5 of this Capital Plan

As used in these Sections 7.1 through 7.5, the following capitalized terms will have the following meanings. Other capitalized terms used but not defined in these Section 7.1 through 7.5 will have the meanings set forth in Section 1 of this Capital Plan.

“Act” means the Federal Home Loan Bank Act, as amended, as of the Effective Date.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Allocation Termination Date” means the date the Bank’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently pursuant to Section 7.5 of this Plan. That date is determined pursuant to Section 7.5 of this Plan.

“Automatic Termination Event” means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

“Automatic Termination Event Declaration Date” means the date specified in Section 7.5.1.1 or 7.5.1.2 of this Plan.

“Bank’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBanks that is a signatory to the statement, in which at least 2/3 of the then-

existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

“Dividend” means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of capital stock.

“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank will be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

“Effective Date” means February 28, 2011.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“FHFA” means the Federal Housing Finance Agency, or any successor thereto.

“FHLBank” means a Federal Home Loan Bank chartered under the Act.

“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Plan Provisions for all of the FHLBanks that have issued capital stock pursuant to a Plan as of the Effective Date.

“Net Loss” means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.

“Quarterly Net Income” means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under Section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.

“Regular Contribution Amount” means the result of (i) 20% of Quarterly Net Income; plus (ii) 20% of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20% of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

“Regulations” mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; and (ii) the rules and regulations of the FHFA, as amended from time to time.

“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Plan Provisions, and does not include amounts retained in: (i) any accounts currently in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Plan Provisions.

“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.

“Restriction Termination Date” means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to Section 7.5 of this Plan.

“Retained Earnings” means the retained earnings of an FHLBank calculated pursuant to GAAP.

“Retained Earnings Plan Provisions” means Sections 7.1 through 7.5 of the Plan, which have been adopted effective as of the Interim Capital Plan Amendment Implementation Date.

“Special Contribution Amount” means the result of: (i) 50% of Quarterly Net Income; plus (ii) 50% of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50% of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

“Stockholder” means: (i) an institution that has been approved for membership in the Bank, and has purchased capital stock in accordance with the Regulations; (ii) a former member of the Bank that continues to own capital stock; or (iii) a successor to an entity that was a member of the Bank that continues to own capital stock.

“System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

“Total Capital” means Retained Earnings, the amount paid-in for capital stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

7.3    Establishment of Restricted Retained Earnings

7.3.1    Segregation of Account

No later than the REFCORP Termination Date, the Bank will establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Plan Provisions.

7.3.2    Funding of Account

7.3.2.1    Date on which Allocation Begins

The Bank must allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank must allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or positive Adjustment to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Plan Provisions will prevent the Bank from allocating a greater percentage of its Quarterly Net Income or Adjustments to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earnings Plan Provisions.

    7.3.2.2    Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank will continue to allocate its Regular Contribution Amount (or when and if required under subsection 7.3.2.4 below, its Special Contribution Amount) to its Restricted Retained Earnings account.

    7.3.2.3    Treatment of Quarterly Net Losses and Annual Net Losses

In the event the Bank sustains a Net Loss for a calendar quarter, the following will apply: (A) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20% of the amount of such cumulative calendar year-to-date net income; (B) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (1) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (2) the Bank will apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (C) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted

Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20% of the amount of such cumulative calendar year-to-date net income.

In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first must be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar year to may be applied reduce Restricted Retained Earnings.

    7.3.2.4    Funding at the Special Contribution Amount

If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 7.3.2.3(A) and 7.3.2.3(B)(1) above, the Bank must allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this paragraph). Thereafter, the Bank will continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (A) the allocations made using the Special Contribution Amount; and (B) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection 7.3.2.3(B)(2). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (C) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that will exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (D) the Bank in subsequent quarters will revert to paying at least the Regular Contribution Amount.

    7.3.2.5    Release of Restricted Retained Earnings

If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Plan Provisions, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 7.3.2.3 is not a reallocation).

    7.3.2.6    No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Plan Provisions will change the rights of the holders of the Bank’s Class B stock that confer ownership of Retained

Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.
7.4    Limitation on Dividends; Stock Repurchase and Stock Redemption

7.4.1    General Rule on Dividends

From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in Section 7.3.2.5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to Section 7.3.2.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

7.4.2    Limitations on Repurchase and Redemption

From the REFCORP Termination Date through the Restriction Termination Date, the Bank will not engage in a Repurchase or Redemption transaction if following such transaction the Bank’s Total Capital as reported to the FHFA falls below the Bank’s aggregate paid-in amount of capital stock.

7.5    Termination of Retained Earnings Plan Provisions Obligations

7.5.1    Notice of Automatic Termination Event

7.5.1.1    Action by FHLBanks

If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank must provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, ‘prompt written notice’ means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination must be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date will be deemed to occur (except as provided in subsection 7.5.1.3.

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

7.5.1.2    Action by FHFA

The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 7.5.1.1.

If within 60 calendar days after the Bank delivers such a request to the FHFA or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date will be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 7.5.1.3. The date of the Automatic termination Event Declaration Date will be as of the expiration of such 60-day calendar period (except as provided in subsection 7.5.1.3) no matter on which day prior to the expiration of the 60-day calendar period the FHFA has provided its written determination.
If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such request to the FHFA, then an Automatic Termination Event Declaration Date will be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection 7.5.1.3 ); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event will not have occurred with respect to such change.

7.5.1.3    Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection 7.5.1 may an Automatic Termination Event Declaration Date be deemed to occur prior to: (A) the date the specific statutory change takes effect;

or (B) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

7.5.1.4    Notice of Voluntary Termination

If the FHLBanks terminate the Agreement, then the FHLBanks must provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

7.5.2    Consequences of an Automatic Termination Event or Vote to Terminate the Agreement

7.5.2.1    Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (A) the date of delivery of such notice will be an Allocation Termination Date; and (B) the date that is one year from the date of delivery of such notice will be a Restriction Termination Date.

7.5.2.2    Consequences of an Automatic Termination Event Declaration Date

If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date will be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date will be a Restriction Termination Date.

7.5.2.3    Deletion of Operative Provisions of Retained Earnings Plan Provisions

Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 7.1 through 7.5 of this Plan will be deleted.